Exhibit 99.1

8233 Baumgart Road	Contact Mark L. Lemond
Evansville, IN 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4037	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2006 RESULTS

Second Quarter Results

          Evansville, Indiana, August 17, 2006 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the second quarter ended July 29, 2006.  Net earnings for the 13-week second quarter increased 5.8 percent to $2.9 million as compared with net earnings of $2.7 million in the second quarter ended July 30, 2005.  Diluted earnings per share increased 5 percent to $0.21 per share compared with $0.20 per share last year.

          Net sales for the second quarter decreased 1.2 percent to $146.9 million from $148.7 million last year.  Comparable store sales decreased 1.0 percent for the 13-week period.

           The gross profit margin for the second quarter of 2006 was 27.8 percent compared to 27.9 percent for the second quarter of 2005.  While the merchandise gross profit margin, as a percentage of sales, was 0.3 percent better than last year, buying, distribution and occupancy costs rose by 0.4 percent due to the decline in comparable store sales.  Selling, general and administrative expenses for the second quarter, as a percentage of sales, decreased to 24.8 percent from 24.9 percent in last year’s second quarter. Consequently, the Company's operating margin was unchanged from the prior year at 3.0 percent.

           Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, “We continue to see the back-to-school customer shopping closer to the actual back-to-school date.  We have observed this trend in the prior two years as well as in fiscal 2006.  Our men’s and women’s athletic sales were below plan in the second quarter, particularly in the last week of July.  However our children’s product, including children’s athletics, and our men’s and women’s dress and casual product continue to sell very well.”

          Net income for the first half of 2006 was $10.3 million, or $0.75 per diluted share, compared with net income of $8.6 million, or $0.64 per diluted share, last year.  Net sales increased 1.9 percent to $315.4 million for the first six months from sales of $309.4 million last year.  Comparable store sales increased 1.8 percent for the six-month period. Gross profit margin for the first six months of 2006 increased to 29.3 percent from 28.8 percent last year.  Selling, general and administrative expenses, as a percentage of sales, decreased to 24.1 percent in the first six months of 2006 from 24.2 percent last year.

           Mr. Lemond continued “Our early results so far in the third quarter have been encouraging.  In the areas of the country where schools are already back in session, our stores have experienced early comparable store sales increases.  It is clearly apparent to us that the customer continues to shop closer to need for their back-to-school purchases.”

2006 EPS Outlook

           Earnings per diluted share in the third quarter of fiscal 2006 are expected to range from $0.55 to $0.57.  This assumes a comparable store sales increase of 1 to 2 percent.

           For the full year of 2006, we expect diluted earnings per share to range from $1.65 to $1.70.

Store Growth

          Currently, the Company expects to open 14 or 15 stores in fiscal 2006 and close seven stores.  Store openings and closings by quarter and for the year are planned as follows:

	New Stores	Stores Closed

1st Quarter 2006	0	0
2nd Quarter 2006	4	2
3rd Quarter 2006	8	3
4th Quarter 2006	2 or 3	2
Fiscal 2006	14 or 15	7

          The four stores opened during the second quarter included locations in:

City	Market/Total Stores in Market

McAllen, TX	McAllen/2
Pearland, TX	Houston/4
Oxford, AL	Birmingham/3
Johnson City, TN	Johnson City/1

Conference Call

          Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 266 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended July 29, 2006	Thirteen Weeks Ended July 30, 2005	Twenty-six Weeks Ended July 29, 2006	Twenty-six Weeks Ended July 30, 2005

Net sales	$146,886	$148,658	$315,355	$309,371
Cost of sales (including buying, distribution and occupancy costs)	106,045	107,200	223,064	220,274

Gross profit	40,841	41,458	92,291	89,097
Selling, general and administrative expenses	36,421	36,980	76,055	74,844

Operating income	4,420	4,478	16,236	14,253
Interest income	(302)	(24)	(510)	(35)
Interest expense	42	152	74	296

Income before income taxes	4,680	4,350	16,672	13,992
Income tax expense	1,818	1,646	6,410	5,367

Net income	$2,862	$2,704	$10,262	$8,625

Net income per share:
Basic	$.21	$.21	$.77	$.66

Diluted	$.21	$.20	$.75	$.64

Average shares outstanding:
Basic	13,353	13,112	13,300	13,018

Diluted	13,715	13,511	13,684	13,394

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 29, 2006	January 28, 2006	July 30, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$25,407	$20,304	$7,053
Accounts receivable	1,759	286	976
Merchandise inventories	203,688	183,993	206,277
Deferred income tax benefit	1,154	1,075	350
Other	5,486	2,327	5,205

Total Current Assets	237,494	207,985	219,861
Property and equipment-net	61,822	66,848	69,336

Total Assets	$299,316	$274,833	$289,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$75,835	$64,756	$70,142
Accrued and other liabilities	12,629	11,451	12,970
Current portion of long-term debt	0	0	9

Total Current Liabilities	88,464	76,207	83,121
Long-term debt	0	0	17,725
Deferred lease incentives	5,819	6,399	6,399
Accrued rent	6,356	6,658	6,870
Deferred income taxes	1,539	2,151	3,200
Deferred compensation	2,538	2,263	1,967

Total Liabilities	104,716	93,678	119,282
Total Shareholders’ Equity	194,600	181,155	169,915

Total Liabilities and Shareholders’ Equity	$299,316	$274,833	$289,197

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended July 29, 2006	Twenty-six Weeks Ended July 30, 2005

Cash flows from operating activities:
Net income	$10,262	$8,625
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,132	7,434
Stock option income tax benefit	0	1,086
Stock-based compensation	966	114
Loss on retirement of assets	127	223
Deferred income taxes	(691)	(2,050)
Lease incentives	127	323
Other	(735)	(327)
Changes in operating assets and liabilities:
Accounts receivable	(1,473)	(137)
Merchandise inventories	(19,695)	(25,687)
Accounts payable and accrued liabilities	8,617	12,315
Other	(2,876)	(4,917)

Net cash provided by (used in) operating activities	1,761	(2,998)

Cash flows from investing activities:
Purchases of property and equipment	(5,787)	(8,606)
Proceeds from sale of property and equipment	7,200	66
Other	2	153

Net cash provided by (used in) investing activities	1,415	(8,387)

Cash flows from financing activities:
Borrowings under line of credit	0	140,750
Payments on line of credit	0	(130,325)
Payments on long-term debt	0	(47)
Proceeds from issuance of stock	1,813	3,171
Excess tax benefits from stock-based compensation	355	0
Common stock repurchased	(241)	0

Net cash provided by financing activities	1,927	13,549

Net increase in cash and cash equivalents	5,103	2,164
Cash and cash equivalents at beginning of period	20,304	4,889

Cash and Cash Equivalents at End of Period	$25,407	$7,053